Exhibit 10.1

XERIUM TECHNOLOGIES, INC.
2017-2019 LONG TERM INCENTIVE PLAN
This Xerium Technologies, Inc. 2017-2019 Long Term Incentive Plan (the "LTIP") provides for the grant of incentive award opportunities (each, an "Award") payable, if earned, in cash. Because any Award under the LTIP will be paid in cash, and not equity, the Awards granted under the LTIP are not made pursuant to the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the "EIP"); provided, however, that, unless inconsistent with the express terms of the LTIP and the Award Agreement governing each Award (attached hereto as Exhibit A), the LTIP shall be construed, and the Awards shall be administered, consistent with the provisions of the Plan, the terms of which are herein incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP.

1.Administration: Eligibility. The LTIP shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the Program. Eligibility to participate in the LTIP shall be limited to those officers who are selected by the Committee to participate in the LTIP from among those individuals who are eligible to participate in the EIP. Each selected individual who signs and returns an Award Agreement in substantially the form of Exhibit A shall be a participant ("Participant") in this LTIP. Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries.

2.Form of Award; Determination of Number of Units. Awards will consist of Phantom Stock Units. Each Phantom Stock Unit represents the right to receive a cash amount equal to the Average Value (defined in the Award Agreement) of one share of common stock of the Company to the extent vested and on the applicable date(s) set forth herein, subject to the terms and conditions of the LTIP and the Award Agreement. The number of Phantom Stock Units covered by an Award (the "Units") shall be as determined by the Committee and set forth in Schedule 1 to the Award Agreement.

3.Determination of Time-Based Versus Performance-Based Units. Participants will receive fifty percent (50%) of their Units in the form of time-based Units as described in Section 4 below ("Time-Based Units") and fifty percent (50%) of their Units credited to them as performance-based Units ("Performance-Based Units") as described in Section 5 below, to be earned and vested subject to satisfaction of certain performance conditions. The performance period is the three-year period comprising a three year period beginning on the date of each Participant's grant and ending on the third (3rd) anniversary of such grant date.

4.General Terms of Time-Based Units. Any Units that are to be conveyed in the form of Time-Based RSUs will be granted as of the date set forth in Schedule 1 to the Award Agreement. The Award Agreement provides that Time-Based Units shall vest on the third (3rd) anniversary of such grant date and settle in cash as soon as administratively possible after the third (3rd) anniversary of such grant date, but in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of such grant date.

5.General Terms of Performance-Based Units. The determination of the number of Phantom Stock Units to vest and be payable in cash at the end of the three-year performance period with respect to the Performance-Based Units shall be made in accordance with the provisions of the Award Agreement. The Award Agreement provides that the Performance-Based Units will vest based on achievement of certain performance goals described in Schedule 2. Vested Performance-Based Units will settled in cash as soon as administratively possible after the third (3rd) anniversary of such grant date, but in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of such grant date.

6.Forfeiture Upon Termination of Employment. Except as provided in the Award Agreement with respect to a Change of Control, death or Disability, a termination of employment by the Company without Cause or by the Participant with Good Reason or a Retirement by the Participant (as "Disability", "Cause", 'Good Reason" and "Retirement" are defined in the Award Agreement), notwithstanding vesting under Section 4 or Section 5, no Time-Based Units or Performance-Based Units shall vest and be payable to or in respect of a Participant unless the Participant is employed by the Company or a subsidiary on the third (3rd) anniversary of such grant date.

7.Tax Withholding. The minimum tax withholding amount with respect to any payments being made in respect of vested Units will be made at the time of payment.

8.Intent to be Exempt from Section 162(m). The Units are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

9.Nature of Awards. Awards hereunder, and the underlying cash amounts payable, are unfunded.

10.Clawback. If a Participant receives an Award payout under the LTIP based on financial statements that are subsequently required to be restated in a way that would decrease the amount of cash to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for cash paid more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11.Amendment. The Committee may amend the LTIP at any time and from time to time, and may terminate the LTIP, in each case subject only to such limitations, if any, as the EIP may impose.

12. 409A. This LTIP and the Units granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

EXHIBIT A
XERIUM TECHNOLOGIES, INC.
LTIP AWARD AGREEMENT
(2017-2019 LTIP)
Pursuant to the terms of the Xerium Technologies, Inc. Long Term Incentive Plan effective for fiscal years 2017 through 2019 (the "2017-2019 LTIP"), Xerium Technologies, Inc. (the "Company") hereby grants to (the "Employee") the Phantom Stock Units (“Units”) described below.

1.The Phantom Stock Unit Award. The Phantom Stock Unit Award is subject to the terms and conditions of this LTIP Award Agreement and the 2017-2019 LTIP. The Company hereby grants to the Employee the number of Units specified on Schedule 1, as of the date specified on Schedule 1, subject to the terms and conditions of this Agreement and the LTIP (the "Award"). An Award shall be paid hereunder, only to the extent that the Employee has a nonforfeitable right to such portion of the Award, as provided in this Agreement. The Employee's rights to the Units are subject to the restrictions described in this Agreement and the LTIP in addition to such other restrictions, if any, as may be imposed by law.

2.Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan.

(a)"Agreement" means this LTIP Award Agreement granted by the Company and agreed to by the Employee.

(b)"Average Value" means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the average of the last sale prices with respect to such Common Stock reported on the NYSE for the 30 previous trading days or, if on any such date either (i) such Common Stock has not been quoted by the NYSE for the previous 30 trading days, the average of the last sale prices for such shorter period, or (ii) such Common Stock is not quoted by the NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(c)"Cause" has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof).

(d)"Change of Control" shall mean any of the following which takes place after the Effective Date: (A) any Person or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company; (B) any merger or consolidation involving the Company occurs and the beneficial owners of the Company's voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation; (C) any sale or other disposition of all or a substantial portion of the assets of the Company occurs and the beneficial owners of the Company's voting securities outstanding immediately prior to such sale or other disposition do not, immediately following the consummation of such sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the acquiring Person or Persons in the case of any sale or other disposition; or (D) a change in the composition of the members of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 3(d)(ii)(D), any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board. For the purpose of this definition, the term "beneficial owner" (and correlative terms, including "beneficial ownership") shall have the meaning set forth in Rule 13d-3 under the Act.

(e)"Change of Control Termination" means a termination of the Employee's employment with the Company or a member of the Company Group that occurs within three (3) months prior to a Change of Control as a result of (x) termination by a member of the Company Group without Cause or (y) a Good Reason Termination.

(f)"Common Stock" means the common stock of the Company, $0.01 par value.

(g)"Company Group" means the Company together with its Affiliates.

(h)"Disability" has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof).

(i)"Good Reason Termination" shall mean a termination of employment by the Employee with "Good Reason," as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter.

(j)"Grant Date" means the date specified on Schedule 1.

(k)"NYSE" means the New York Stock Exchange.

(l)"Person" means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and "Affiliated Person" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

(m)"Pro Rata Portion" shall mean the product of (x) a fraction, the numerator of which is, as of the time of measurement, the number of months (rounded down to the nearest whole number) occurring since the Grant Date and the denominator of which is 36 and (y) 100% of the Units not previously Vested; provided, however, that, in the event of a termination of employment due to Retirement, “Pro Rata Portion” shall mean the product of (x) the fraction as determined in the foregoing clause and (y) a percentage of the Units not previously Vested equal to the sum of (1) 100% multiplied by 50% (representing the Time-Based Units), plus (2) the percentage of the Cumulative Adjusted EBITDA Target (as set forth on Schedule 2) projected to be achieved as of the most recent quarter end multiplied by 25%, plus (3) the percentage of the RONA Target (as set forth on Schedule 2) projected to be achieved as of the most recent quarter end multiplied by 25%.

(n)"Retirement" means the retirement from employment with the Company by the Employee after the employee reaches the age of 65.

(o)"Vested" means that portion of the Award to which the Employee has a nonforfeitable right.
3.    Vesting. Subject to Sections 5 and 6 below:

(a)Time-Based Units shall become Vested on the third (3rd) anniversary of the Grant Date.

(b)Performance-Based Units shall become Vested in accordance with the criteria set out in Schedule 2.

(c)Notwithstanding subsections (a) and (b), except as provided in Sections 5 and 6, all Units shall be forfeited if Employee's employment terminates for any reason whatsoever before the third (3rd) anniversary of the Grant Date.

4.    Payment of Award. Subject to Sections 5 and 6 below, as soon as practicable after the third (3rd) anniversary of the Grant Date, and in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of the Grant Date, the Company shall pay to the Employee a cash amount equal to the Average Value of that number of Units that have become Vested.

5.    Change of Control. In the event of a Change of Control, then all Time-Based Units and Performance-Based Units shall become fully and immediately Vested as though 100% of the target performance goals were achieved, as described in Schedule 2. If Employee incurred a Change of Control Termination, all Time-Based RSUs and Performance Shares otherwise forfeited upon such termination shall become fully and immediately Vested. In the case of either a Change of Control or a Change of Control Termination, the Company shall pay to the Employee a cash amount equal to the Average Value of that number of Units that have become Vested pursuant to one of the two preceding sentences and shall, to the extent practicable, be paid immediately preceding the effective time of the Change of Control transaction.

6.    Termination of Employment.

(a)Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically; provided that in the event of a termination of Employee's employment by a member of the Company Group without Cause, as a result of death or Disability, a Good Reason Termination or a Retirement, a portion of the Units (both Time-Based Units and Performance-Based Units) equal to the Pro Rata Portion of the Units as of the time of termination shall Vest immediately prior to such termination and the Company shall pay to the Employee a cash amount equal to the Average Value of that number of Units that have become Vested thereby as soon as practicable thereafter, and in all events before the 15th day of the third month following the end of the calendar year in which such Units became Vested.

(b)Meaning of termination of employment. Termination of employment occurs on the date of notice to Employee, except that if (i) the Company or a member of the Company Group is required to give Employee a written notice of termination of employment, and (ii) the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, then, solely for the purposes of this Award, including without limitation Section 6(a) hereof and the determination of the Pro Rata Portion, the Employee's employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

7.    Dividends. No dividend equivalents shall be paid on Units (either Time-Based Units or Performance-Based Units).

8.    Clawback. If the Employee receives an Award payout under the LTIP based on financial statements that are subsequently required to be restated in a way that, in the reasonable determination of the Committee, would have decreased the number of Units that should have Vested and the corresponding cash to which the Employee was entitled, the Employee will refund to the Company the difference between what the Employee received and what the Employee should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for cash payments delivered more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in the reasonable discretion of the Committee in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
9.    Miscellaneous.

(a)Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate.

(c)No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the aggregate cash payable to the Employee under the Award that amount of cash necessary for payment of the minimum tax withholding amount.

(e)Employment Rights, This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee's employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee's employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)Conflicts. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Employee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.

(j)409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(k)Amendment. This Agreement may be amended only by mutual written agreement of the parties.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this LTIP Award Agreement as of the date first written above.
Xerium Technologies, Inc.

By:__________________
Name:     Michael F. Bly
Title:     Executive Vice President of Global Human
Resources

Acknowledged and agreed: Employee

By: ______________________
Name: ___________________

Schedule 1
Grant Date:             May 30, 2017
Number of Phantom Stock Units:     [__________]
Allocation of Phantom Stock Units Granted:

Number of Time-Based Units	Number of Performance-Based Units
_____________________	______________________

Schedule 2

Performance-Based Unit Vesting

•Vesting of Performance-Based Units shall occur in two (2) ways:

•	One-half of the Employee's Performance-Based Units shall vest based on the Company's three-year cumulative Adjusted EBITDA goal ("Adjusted EBTIDA Units")

•	One-half of the Employee's Performance-Based Units shall vest based upon the Company’s three-year average Return on Net Assets ("RONA") (such Units, the "RONA Units")

•Performance Metrics

•	Cumulative Adjusted EBITDA:

•
Cumulative Adjusted EBITDA Definition: "Cumulative Adjusted EBITDA" means the cumulative "Adjusted EBITDA," as such term is defined in the Xerium Technologies, Inc. Form 10-K for the year ended December 31, 2016, for fiscal years 2017, 2018 and 2019.

•
Cumulative Adjusted EBITDA Target: The Cumulative Adjusted EBITDA target for the 2017-2019 performance period shall be such amount as is set by the Compensation Committee ("Target"), as may be adjusted from time to time.

•
Cumulative Adjusted EBITDA Payout: The Adjusted EBITDA Units that may vest will range from 50% to 200% of the Employee's total Adjusted EBITDA Units. Upon attainment of the Committee approved Threshold, the Adjusted EBITDA Units will begin vesting on a straight-line basis from 50% to 100% at 100% of Target. Performance from Target to the Committee approved Cap, will begin vesting on a straight-line basis from 100% at Target to 200% at the Committee approved Cap, interpolation in between.

The following table sets forth the performance requirements and respective payout amounts.
Table of Adjusted EBITDA Performance Payout

Adjusted EBITDA Achievement	Payout %
Threshold	50.0%
Target	100.0%
Cap	200.0%

•	Return on Net Assets (RONA):

•
RONA and Average RONA Definition: “RONA,” for any fiscal year end, means the Company’s “Adjusted EBITDA” (as defined above) as of the end of such fiscal year divided by the average net assets (Net asset figure is calculated as average of last 5 quarter ends), excluding cash, goodwill, intangible assets, notes payable, current and long term debt, current and long term capital leases, net current and long term pension obligations and all income tax related balance sheet accounts. “Average RONA” means the average of the RONA as of the end of fiscal years 2017, 2018 and 2019.

•	Average RONA Target: The Average RONA target for the 2017-2019 performance period shall be such amount as is set by the Compensation Committee ("Target"), as may be adjusted from time to time.

•
Cumulative RONA Payout: The RONA Units that may vest will range from 50% to 200% of the Employee's total RONA Units. Upon attainment of the Committee approved Threshold, the RONA Units will begin vesting on a straight-line basis from 50% to 100% at 100% of Target. Performance from Target to the Committee approved Cap, will begin vesting on a straight-line basis from 100% at Target to 200% at the Committee approved Cap, interpolation in between.

The following table sets forth the performance requirements and respective payout amounts.
Table of RONA Payout

Average RONA Achievement	Payout %
Threshold	50.0%
Target	100.0%
Cap	200.0%

Currency Adjustments. The final Cumulative Adjusted EBITDA and Average RONA will be adjusted at the end of the performance period to reflect currency fluctuations relative to the US$ in all markets. Any adjustments made will be based on the following budgeted rates:

2017
Budget		YTD
		Dec
AvgRate	EUR	1.070000
AvgRate	USD	1.00
AvgRate	ARS	0.055556
AvgRate	AUD	0.700000
AvgRate	BRL	0.289855
AvgRate	CAD	0.699301
AvgRate	CHF	1.030928
AvgRate	CNY	0.137931
AvgRate	EUR	1.070000
AvgRate	GBP	1.310000
AvgRate	JPY	0.008333
AvgRate	MXN	0.045662
AvgRate	SEK	0.125628
AvgRate	TRY	0.312500